Exhibit 10.1

January 7, 2024

Khozema Shipchandler

Re: EMPLOYMENT AGREEMENT

Dear Khozema:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as “Executive”) and Twilio Inc., a Delaware Corporation (the “Company”) sets forth the terms and conditions that shall govern Executive’s employment with the Company.

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company will continue to be for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate employment with the Company (“Employment”) at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without cause. Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. The Company agrees to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”), and Executive will be working out of the Company’s office in San Francisco and from Executive’s home office in California. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board. The effective date of Executive’s new role will be January 8, 2024 (the “Start Date”).

(c) Obligations to the Company. Executive shall perform Executive’s duties in his new role loyally and conscientiously and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. Without the prior written approval of the Board, Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Board; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict, and provided that they have been approved through the Company’s outside activities disclosure process. Executive shall comply with the Company’s policies and rules and standards of conduct, as they may be in effect from time to time during Executive’s Employment, including but not limited to the Company’s Code of Conduct, Employee Handbook, data protection policy, and information security policy, each as updated from time to time. Executive must only process personal data relating to the Company’s staff, customers, end-users, suppliers and other third parties as necessary for the performance of Executive’s role and must protect the confidentiality of that personal data at all times. Failure to comply with the Company’s data protection and information security policies, may result in disciplinary measures up to and including termination.

(d) Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

(e) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company.

2. Cash and Incentive Compensation.

(a) Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $1,100,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures.

(b) Corporate Bonus. Executive will be eligible to participate in the Twilio Corporate Bonus Plan (the “Plan”), as in place from time to time and subject to the Board’s approval. Executive’s initial target bonus will be 100% of Executive’s base salary. Whether Executive earns a bonus, the target amount of the bonus, and the amount of any bonus payment depends on the achievement of corporate and individual objectives in accordance with the Plan, all of which is subject to Board approval. Any bonus payment will be prorated based on Executive’s period of active employment with the Company during the performance period for the Plan. Executive must be actively employed by the Company on the date bonuses are paid in order to earn and receive a bonus. The Company reserves the right, in its sole discretion, to amend or terminate any bonus arrangements applicable to Executive at any time, in accordance with applicable law. The bonus payments or bonus plan terms and conditions applicable for any given year or during several years will not create a precedent for any subsequent years.

(c) Restricted Stock Units. Subject to the approval of the Board, following Executive’s Start Date, the Company shall grant Executive restricted stock units (the “RSUs”) with a total value of approximately $10,000,000.00. The number of RSUs subject to such grant will be determined by dividing $10,000,000.00 by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the 30-day period ending five business days before the effective date of grant (the “Grant Date”). Each RSU represents the right to receive one share of the Company’s Class A common stock if and when the RSU vests. Subject to Board approval, the Grant Date will be on or after the 20th day of the month following the later of the offer acceptance date or Start Date. In general, the RSUs will commence vesting on the first to occur of February 15, May 15, August 15 and November 15 and will vest in equal quarterly installments thereafter for 16 quarters, subject to Executive’s continued employment with the Company through each vesting date. There is no guarantee that the value of the shares of the Company’s Class A common stock Executive receives if and when the RSUs vest will be equal to $10,000,000.00, as the future value of the Company’s Class A common stock is unknown, indeterminable, and may fluctuate between the date of this Agreement and the Grant Date and between the Grant Date and the applicable vesting dates. The RSUs will be subject to the terms, definitions and provisions of the Company’s 2016 Stock Option and Incentive Plan and the restricted stock unit agreement by and between Executive and the Company, which Executive will be required to accept as a condition of receiving the RSUs, both of which are incorporated herein by reference. Executive will be eligible for future awards, as determined in the sole discretion of the Board.

(d) Performance Stock Units. Subject to approval by the Board, following Executive’s Start Date, Executive will be granted performance stock units (the “PSUs”) with a total value of approximately $15,000,000.00. The number of PSUs subject to such grant will be determined by dividing $15,000,000.00 by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the 30-day period ending five business days before the effective date of grant. Each PSU represents the right to receive one share of the Company’s Class A common stock if and when the PSU vests. The PSU terms and conditions, including but not limited to applicable vesting dates and performance-based metrics, will be determined by the Board and will be consistent with the performance-based metrics established by the Board for similar performance awards to be approved for other senior executives of the Company covering the same performance period as the PSUs. There is no guarantee that the value of the shares of the Company’s Class A common stock Executive may receive if and when the PSUs vest will be equal to $15,000,000.00, as the future value of the Company’s Class A common stock is unknown, indeterminable, and may fluctuate between the date of this Agreement and the grant date and between the grant date and the applicable vesting dates. The PSUs will be subject to the terms and conditions of the 2016 Stock Option and Incentive Plan and the PSU agreement thereunder, which Executive will be required to accept as a condition to receiving the PSUs.

3. Employee Benefits. The Company does not have a formal vacation or paid time off policy, and as a result there will be no payout of vacation or paid time off upon separation of employment. Executive is permitted to take paid time off as needed provided it does not interfere with Executive’s ability to perform his duties. Executive is also entitled to paid time off in accordance with applicable paid sick leave laws. Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question. The Company may determine to provide Executive with personal security during the term of Employment, and to the extent it does, the Company will provide it on a tax neutral basis to Executive. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, including Mutual Arbitration Agreement. Executive’s acceptance of this offer is contingent upon the execution and delivery to the Company of the Twilio Inc. Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, including Mutual Arbitration Agreement, a copy of which is attached as Attachment A, which shall supersede and replace that certain Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement executed by and between Executive and the Company dated on October 2, 2018.

6. Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save Company and its affiliates harmless from any damages, which Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

7. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

8. Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Twilio Inc. Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, including Mutual Arbitration Agreement, attached as Attachment A, and contain the entire understanding of the parties with respect to the subject matter hereof.

9. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

10. Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

11. No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

12. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of an electronic copy will have the same force and effect as execution of an original, and an electronic signature will be deemed an original and valid signature.

14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

TWILIO INC.

By:	/s/ Christy Lake
(Signature)

Name: Christy Lake

Title: Chief People Officer

I agree to and accept employment with the Company on the terms and conditions set forth in this letter agreement. I understand and agree that my employment with the Company is “at will” and that nothing herein changes the at-will nature of my employment.

ACCEPTED AND AGREED:

KHOZEMA SHIPCHANDLER

/s/ Khozema Shipchandler
(Signature)

January 7, 2024
Date

Attachment A: Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, and Mutual Arbitration Agreement*

*	This attachment has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted attachment will be furnished to the SEC upon request.